Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2024 RESULTS

DALLAS--(BUSINESS WIRE)—November 4, 2024-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the third quarter of 2024. For the quarter, the Company generated a net income of $45 million, or $0.09 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $38 million, or $0.08 per diluted share for the third quarter of 2024.

THIRD QUARTER 2024 HIGHLIGHTS

•Net Production(2): ~65,400 barrels of oil equivalent per day (boepd), with sales of ~63,200 boepd

•Revenues: $408 million, or $70.18 per boe (excluding the impact of derivative cash settlements)

•Production expense: $133 million ($16.14 per boe excluding $39.7 million of production expenses associated with the Greater Tortue Ahmeyim (GTA) project)

•Capital expenditures: $210 million

•Successfully issued $500 million of new Senior Notes due 2031, with proceeds refinancing near-term bond maturities

•In the US Gulf of Mexico, achieved first oil at Winterfell, successfully completed the operated Kodiak-3 workover and the startup of the Odd Job subsea pump

•Post quarter end, in Equatorial Guinea startup of the first infill well, with gross production now around 30,000 barrels of oil per day (bopd)

Commenting on the Company’s third quarter 2024 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: "We continue to make good progress across the portfolio towards our production goal of ~90,000 boepd around the end of the year. As production rises and projects are completed, we plan to significantly reduce capital expenditure.

Looking ahead to 2025, we are prioritizing cash generation from the business through disciplined capital allocation, and expect to use cash generated to de-lever the balance sheet. As a result, we are reducing our previously communicated 2025 capex guidance from ~$550 million to ~$400 million. With the actions taken this year to strengthen the balance sheet, we are well positioned entering 2025 to enhance shareholder value and further improve the financial resilience of the company."

FINANCIAL UPDATE

In September, Kosmos successfully issued $500 million of new senior notes due 2031 at 8.75%. Alongside the new issue, Kosmos completed a series of tender offers to repurchase approximately $500 million of its outstanding senior notes across multiple maturities. Following these transactions, the company has paid down the majority of its senior notes due 2026 and also reduced the quantum of the senior notes due 2027 and 2028, thereby reducing all near-term debt maturities.

In September 2024, we added two new lenders to the Reserve Based Lending Facility (RBL) syndicate, increasing total commitments by approximately $145.0 million to the full facility size and borrowing base capacity of $1.35 billion. Post quarter-end, we cancelled the undrawn Revolving Credit Facility (RCF) ahead of schedule.

Kosmos exited the third quarter of 2024 with approximately $2.8 billion of total long-term debt and approximately $2.7 billion of net debt(1) and available liquidity of approximately $715 million.

Net capital expenditure for the third quarter of 2024 was $210 million, slightly above guidance primarily due to higher costs associated with the infill drilling program in Equatorial Guinea. With the completion of the Ghana infill drilling program earlier this year, delivery of multiple Gulf of Mexico projects during the third quarter, and startup of GTA expected this quarter, capital expenditures in the fourth quarter are expected to step down to around $100 million, a steep reduction from previous quarters.

For 2025, the Company is focused on maximizing cash generation through disciplined capital allocation. As a result, the Company expects total capital expenditure for 2025, to be approximately ~$400 million, lower than the previous guidance of ~$550 million, largely from a reduction in growth capital.

The Company generated net cash provided by operating activities of approximately $6 million and free cash flow(1) of approximately $(213) million in the third quarter. Free cash flow in the quarter was negatively impacted by the timing of working capital, largely related to completion payments associated with projects delivered across the portfolio.

OPERATIONAL UPDATE

Production

Total net production(2) in the third quarter of 2024 averaged approximately 65,400 boepd, representing a ~5% increase compared to the prior quarter. This growth reflects higher production in the US Gulf of Mexico due to the startup of the first two Winterfell wells and production enhancement projects at the operated Kodiak and Odd Job fields. The Company exited the quarter in a net underlift position of approximately 0.1 million barrels.

Ghana

Production in Ghana averaged approximately 40,500 boepd net in the third quarter of 2024. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the third quarter averaged approximately 87,600 bopd gross with year-to-date production averaging approximately 89,300 bopd gross. Voidage replacement during the third quarter was approximately 90%, below target as a result of lower than planned power generation uptime. Water injection has been restored to record levels of around 300,000 barrels of water per day and should enhance voidage replacement. Jubilee FPSO reliability remains high with uptime approximately 99% for the third quarter.

The three year drilling campaign in Ghana concluded in June following the completion of a final water injector well. The partnership has contracted a new 4D seismic survey over the Jubilee field in early 2025, which is expected to take approximately two months. This seismic data will be processed with state of the art technology to support the high grading of drilling locations for the next phases of drilling. Kosmos is currently working with the operator in Ghana to optimize the 2025 drilling schedule with a rig targeted to arrive in country around the middle of the year.

In the third quarter, Jubilee gas production net to Kosmos was approximately 4,700 boepd. As previously communicated, the onshore gas processing plant that receives Jubilee gas was offline for approximately two weeks for planned maintenance during the quarter. Gas production is now back at approximately 6,000 boepd net to Kosmos.

At TEN (20.4% working interest), oil production averaged approximately 18,500 bopd gross for the third quarter, slightly above expectations. Uptime on the TEN FPSO was approximately 99% for the third quarter.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 16,900 boepd net (~84% oil) during the third quarter, ahead of expectations.

The first two wells at Winterfell (25% working interest) were brought online in early July with the third development well online in early October, successfully confirming the extension of the main Winterfell reservoir to the south and ~20,000 boepd gross production capacity from the first three wells. Shortly after startup of the third well, production at the field was curtailed due to sand production from the third well seen at the production facility. We are currently working with the operator to restart production from the first two wells (~13,000 boepd gross) and to evaluate options to remediate the third well.

Kosmos-operated production enhancement projects for 2024 concluded in July, with the successful completion of the Kodiak-3 well workover and startup of the Odd Job subsea pump project, both outperforming forecasts.

Current production in the U.S. Gulf of Mexico has increased to approximately 20,000 boepd, in line with expectations, and ~50% higher than the first half of the year.

On Tiberius, Kosmos (50% working interest and operator) and Occidental (50% working interest) have agreed to defer project sanction to the second half of 2025 to prioritize cash generation in 2025. Kosmos continues to progress the farm down of the field with good levels of interest. Estimated gross resource at Tiberius is approximately 100 million boe.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 22,900 bopd gross and 8,000 bopd net in the third quarter. Kosmos lifted one cargo from Equatorial Guinea during the quarter, in line with guidance.

The Noble Venturer rig arrived on location in July and resumed the two well infill campaign to be followed by drilling the Akeng Deep ILX prospect. Early in the fourth quarter, the rig successfully completed the first infill well at Ceiba and achieved first oil in mid-October, approximately two months later than originally planned. Drilling activity has commenced on the second infill well which is expected online later this month. Following completion of the infill campaign, the rig is contracted to drill the Kosmos-operated Akeng Deep ILX prospect in Block S, with results expected around the end of the year.

Mauritania and Senegal

The Greater Tortue Ahmeyim liquefied natural gas (LNG) project continues to make good progress. The following milestones have been achieved:

•Drilling: The first batch of four wells has been completed with expected production capacity significantly higher than is required for first gas.

•Hub Terminal: The Hub Terminal has been handed over to operations.

•Subsea: The subsea workscope for first gas is mechanically complete.

•FPSO: Ready for startup shortly with first gas expected thereafter.

•FLNG: Cool down and commissioning of the FLNG vessel has commenced with first LNG expected around the end of the fourth quarter of 2024.
(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2024 financial and operating results today, November 4, 2024, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle, deepwater, independent oil and gas exploration and production company focused along the offshore Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as world-class gas projects offshore Mauritania and Senegal. We also pursue a proven basin exploration program in Equatorial Guinea and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) debt modifications and extinguishments, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues and other income:
Oil and gas revenue	$407,794	$526,348	$1,277,797	$1,193,843
Other income, net	37	198	109	(115)
Total revenues and other income	407,831	526,546	1,277,906	1,193,728

Costs and expenses:
Oil and gas production	133,471	138,782	377,822	286,297
Exploration expenses	14,697	10,290	39,992	33,305
General and administrative	23,298	25,120	76,724	77,731
Depletion, depreciation and amortization	120,728	132,347	311,750	331,634
Interest and other financing costs, net	22,112	25,440	75,839	74,379
Derivatives, net	(15,254)	45,971	5,716	42,162
Other expenses, net	2,227	11,055	6,418	17,864
Total costs and expenses	301,279	389,005	894,261	863,372

Income before income taxes	106,552	137,541	383,645	330,356
Income tax expense	61,578	52,356	187,215	138,517
Net income	$44,974	$85,185	$196,430	$191,839

Net income per share:
Basic	$0.10	$0.19	$0.42	$0.42
Diluted	$0.09	$0.18	$0.41	$0.40

Weighted average number of shares used to compute net income per share:
Basic	471,816	460,108	470,491	459,477
Diluted	479,190	481,099	478,701	479,738

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$51,581	$95,345
Receivables, net	161,967	120,733
Other current assets	207,540	206,635
Total current assets	421,088	422,713

Property and equipment, net	4,694,435	4,160,229
Other non-current assets	355,423	355,192
Total assets	$5,470,946	$4,938,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$284,954	$248,912
Accrued liabilities	277,752	302,815
Other current liabilities	527	3,103
Total current liabilities	563,233	554,830

Long-term liabilities:
Long-term debt, net	2,691,912	2,390,914
Deferred tax liabilities	376,885	363,918
Other non-current liabilities	642,016	596,135
Total long-term liabilities	3,710,813	3,350,967

Total stockholders’ equity	1,196,900	1,032,337
Total liabilities and stockholders’ equity	$5,470,946	$4,938,134

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating activities:
Net income	$44,974	$85,185	$196,430	$191,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	122,887	134,809	318,564	339,177
Deferred income taxes	6,081	(28,452)	11,280	(37,481)
Unsuccessful well costs and leasehold impairments	1,187	931	3,872	2,244
Change in fair value of derivatives	(9,298)	52,687	11,808	52,467
Cash settlements on derivatives, net(1)	(7,388)	(10,846)	(14,754)	(21,478)
Equity-based compensation	10,034	10,580	27,849	31,778
Debt modifications and extinguishments	2,263	1,503	24,794	1,503
Other	(138)	4,021	(12,126)	2,547
Changes in assets and liabilities:
Net changes in working capital	(164,320)	(987)	(65,215)	(91,202)
Net cash provided by operating activities	6,282	249,431	502,502	471,394

Investing activities
Oil and gas assets	(219,245)	(195,047)	(772,238)	(611,914)
Notes receivable from partners	—	(13,337)	(2,575)	(46,632)
Net cash used in investing activities	(219,245)	(208,384)	(774,813)	(658,546)

Financing activities:
Borrowings under long-term debt	100,000	150,000	275,000	300,000
Payments on long-term debt	—	(137,500)	(350,000)	(145,000)
Net proceeds from issuance of senior notes	494,855	—	885,285	—
Purchase of capped call transactions	—	—	(49,800)	—
Repurchase of senior notes	(499,515)	—	(499,515)	—
Net proceeds from issuance of common stock	—	—	—	—
Dividends	—	—	—	(166)
Other financing costs	(4,609)	(534)	(35,534)	(12,345)
Net cash provided by financing activities	90,731	11,966	225,436	142,489

Net increase (decrease) in cash, cash equivalents and restricted cash	(122,232)	53,013	(46,875)	(44,663)
Cash, cash equivalents and restricted cash at beginning of period	174,118	89,145	98,761	186,821
Cash, cash equivalents and restricted cash at end of period	$51,886	$142,158	$51,886	$142,158

(1)Cash settlements on commodity hedges were $(2.5) million and $(4.1) million for the three months ended September 30, 2024 and 2023, respectively, and $(10.0) million and $(12.3) million for the nine months ended September 30, 2024 and 2023, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Nine months ended		Twelve Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	September 30, 2024
Net income	$44,974	$85,185	$196,430	$191,839	$218,111
Exploration expenses	14,697	10,290	39,992	33,305	48,965
Depletion, depreciation and amortization	120,728	132,347	311,750	331,634	425,043
Impairment of long-lived assets	—	—	—	—	222,278
Equity-based compensation	10,034	10,580	27,849	31,778	38,764
Derivatives, net	(15,254)	45,971	5,716	42,162	(25,318)
Cash settlements on commodity derivatives	(2,532)	(4,130)	(9,956)	(12,343)	(14,061)
Other expenses, net(1)	2,227	11,055	6,418	17,864	12,210
Interest and other financing costs, net	22,112	25,440	75,839	74,379	97,364
Income tax expense	61,578	52,356	187,215	138,517	206,913
EBITDAX	$258,564	$369,094	$841,253	$849,135	$1,230,269

(1)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of September 30, 2024 and December 31, 2023:

	September 30,	December 31,
	2024	2023
Total long-term debt	$2,750,274	$2,425,000
Cash and cash equivalents	51,581	95,345
Total restricted cash	305	3,416
Net debt	$2,698,388	$2,326,239

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$44,974	$85,185	$196,430	$191,839

Derivatives, net	(15,254)	45,971	5,716	42,162
Cash settlements on commodity derivatives	(2,532)	(4,130)	(9,956)	(12,343)
Other, net(2)	1,965	11,117	5,892	17,854
Debt modifications and extinguishments	2,263	1,503	24,794	1,503
Total selected items before tax	(13,558)	54,461	26,446	49,176

Income tax (expense) benefit on adjustments(1)	6,186	(13,630)	2,269	(9,845)
Impact of valuation adjustments and other tax items	—	—	(7,963)	—
Adjusted net income	$37,602	126,016	217,182	231,170

Net income per diluted share	$0.09	$0.18	$0.41	$0.40

Derivatives, net	(0.03)	0.10	0.01	0.09
Cash settlements on commodity derivatives	—	(0.01)	(0.01)	(0.03)
Other, net(2)	—	0.02	0.01	0.04
Debt modifications and extinguishments	—	—	0.05	—
Total selected items before tax	(0.03)	0.11	0.06	0.10

Income tax (expense) benefit on adjustments(1)	0.02	(0.03)	—	(0.02)
Impact of valuation adjustments and other tax items	—	—	(0.02)	—
Adjusted net income per diluted share	$0.08	$0.26	$0.45	$0.48

Weighted average number of diluted shares	479,190	481,099	478,701	479,738

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Reconciliation of free cash flow:
Net cash provided by operating activities	$6,282	$249,431	$502,502	$471,394
Net cash used for oil and gas assets - base business	(108,441)	(122,542)	(383,826)	(337,488)
Base business free cash flow	(102,159)	126,889	118,676	133,906
Net cash used for oil and gas assets - Mauritania/Senegal	(110,804)	(72,505)	(388,412)	(274,426)
Free cash flow	$(212,963)	$54,384	$(269,736)	$(140,520)

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net Volume Sold
Oil (MMBbl)	5.135	5.956	15.234	14.448
Gas (MMcf)	3.554	4.046	11.991	9.582
NGL (MMBbl)	0.084	0.097	0.232	0.299
Total (MMBoe)	5.811	6.727	17.465	16.344
Total (Mboepd)	63.167	73.123	63.739	59.868

Revenue
Oil sales	$393,555	$511,735	$1,230,772	$1,166,983
Gas sales	12,586	13,080	42,218	20,514
NGL sales	1,653	1,533	4,807	6,346
Total oil and gas revenue	407,794	526,348	1,277,797	1,193,843
Cash settlements on commodity derivatives	(2,532)	(4,130)	(9,956)	(12,343)
Realized revenue	$405,262	$522,218	$1,267,841	$1,181,500

Oil and Gas Production Costs	$133,471	$138,782	$377,822	$286,297

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$76.64	$85.92	$80.79	$80.77
Average gas sales price per Mcf	3.54	3.23	3.52	2.14
Average NGL sales price per Bbl	19.68	15.80	20.72	21.22
Average total sales price per Boe	70.18	78.24	73.16	73.04
Cash settlements on commodity derivatives per Boe	(0.44)	(0.61)	(0.57)	(0.76)
Realized revenue per Boe	69.74	77.63	72.59	72.29

Oil and gas production costs per Boe	$22.97	$20.63	$21.64	$17.51

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 0.1 million barrels as of September 30, 2024.

Kosmos Energy Ltd.
Hedging Summary
As of September 30, 2024(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Swap	Floor(2)	Ceiling
2024:
Three-way collars	Dated Brent	2,000	$—	$70.00	$93.12
Two-way collars	Dated Brent	500	—	70.00	100.00
2025:
Two-way collars 1H25 (3)	Dated Brent	2,000	—	70.00	85.00
Two-way collars FY25	Dated Brent	2,000	—	70.00	85.00
Swaps 1H25	Dated Brent	2,000	75.48	—	—

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of September 30, 2024 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.
(3)We entered into Dated Brent call spread contracts with a purchased price of $95.00 per barrel and a sold price of $85.00 per barrel for 2.0 MMBbl, effectively reducing the ceiling on our 1H25 two-way collars to $85.00 per barrel.

2024 Guidance

	4Q 2024	FY 2024 Guidance

Production(1,2)	70,000 - 74,000 boe per day	~67,000 boe per day

Opex(3)	$17.50 - $19.50 per boe	$16.50 - $18.50 per boe

DD&A	$20.50 - $22.50 per boe	$18.00 - $20.00 per boe

G&A(~60% cash)	$25 - $30 million	$100 - $120 million

Exploration Expense(4)	$10 - $15 million	$40 - $60 million

Net Interest Expense(5)	$30 - $40 million	~$110 million

Tax	$8.00 - $10.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure	~$100 million	~$800 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)4Q 2024 cargo forecast – Ghana: 3 cargos / Equatorial Guinea 1 cargo. FY 2024 Ghana: 13 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 4Q 2024 forecast 19,000 - 20,000 boe per day. FY 2024: 15,500-16,500 boe per day. Oil/Gas/NGL split for 2024: ~83%/~11%/~6%.
(3)FY 2024 opex excludes operating costs associated with GTA, which are expected to total approximately $115 - $130 million net ($60 - $80 million in 4Q 2024)
(4)Excludes leasehold impairments and dry hole costs
(5)Includes impact of capitalized interest; ~$20 million related to GTA in 4Q 2024

Source: Kosmos Energy Ltd.

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